Exhibit 4.2

STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT (this “Agreement”), dated as of August 22, 2011, is entered into by and between ReneSola Ltd, a British Virgin Islands company (the “Company”) and Mr. Xianshou Li, a citizen of People’s Republic of China (“Mr. Li”).

WHEREAS, the Company has agreed to provide Mr. Li with certain exceptions from restrictions in that certain rights agreement, dated as of August 22, 2011, between the Company and Bank of New York Mellon, as rights agent (the “Rights Agreement”), and Mr. Li has agreed that the shareholding in the Company beneficially held by him shall be subject to certain restrictions and limitations.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the parties, the parties agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES

Section 1.1           Representations and Warranties of the Company.  The Company hereby represents and warrants to Mr. Li on the date hereof as follows:

(a)           Authority.  The Company has the legal capacity or corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder.  The Company is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.  The execution of this Agreement has been duly authorized by all necessary action on the part of the Company and, if applicable, its shareholders, and this Agreement has been duly executed by an authorized representative of the Company.  This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, restructuring or similar laws affecting creditors’ rights and remedies generally and general equity principles (regardless of whether enforceability is considered a proceeding in equity or at law).

(b)           Non-contravention; Consents.  The execution of this Agreement by the Company and the performance of its obligations hereunder do not conflict with, breach, result in any violation or default under (with or without notice or the lapse of time or both) (i) the charter or bylaws or other equivalent organizational or governing documents of the Company, (ii) any law applicable to the Company or (iii) any contract to which the Company is a party.  No consent, approval or authorization of, or registration or filing with, any person or governmental authority is required in connection with the execution or delivery by the Company of this Agreement or performance of its obligations hereunder.

Section 1.2           Representations and Warranties of Mr. Li.  Mr. Li hereby represents and warrants to the Company on the date hereof as follows:

(a)           Authority.  Mr. Li has the legal capacity to enter into this Agreement, and to carry out his obligations hereunder.  This Agreement constitutes a legal, valid and binding obligation of Mr. Li, enforceable against him in accordance with its terms.

(b)           Non-contravention; Consents.  The execution of this Agreement by Mr. Li and the performance of his obligations hereunder do not conflict with, breach, result in any violation or default under (with or without notice or the lapse of time or both) (i) any law applicable to Mr. Li or (ii) any contract to which Mr. Li is a party.  No consent, approval or authorization of, or registration or filing with, any person or governmental authority is required in connection with the execution or delivery by Mr. Li of this Agreement or performance of his obligations hereunder.

(c)           Beneficial Ownership.  On the date hereof, Mr. Li is the beneficial owner of 37,514,939 ordinary shares, no par value per share, in the capital of the Company.  For purpose of this Agreement, the Beneficial Ownership is determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and includes voting or investment power with respect to the securities.

ARTICLE II

COVENANTS

Section 2.1           Covenants by Mr. Li.  Mr. Li hereby agrees that, without the prior written approval of the Company, he and his Affiliates (as defined in Rule 12b-2 under the Exchange Act), agents and advisors will not, directly or indirectly, acting alone or with others, will not cause his Associates (as defined in Rule 12b-2 under the Exchange Act) to, and will not assist, support, encourage, finance, participate with or advise any other person’s or entity’s efforts to:

(a)           propose a merger, business combination, tender or exchange offer, share exchange, recapitalization, consolidation or other similar transaction involving the Company or any of its subsidiaries;

(b)           propose or offer to purchase, lease or otherwise acquire all or a substantial portion of the assets of the Company or any of its subsidiaries;

(c)           form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act), or act in concert with any person with respect to the securities of the Company or any of its subsidiaries in an attempt to circumvent the provisions of the Rights Agreement or this Agreement;

(d)           solicit or participate in the solicitation of any proxies or consents with respect to the voting securities of the Company or any of its subsidiaries; or

(e)           enter into any discussions or arrangements with any third party with respect to any of the foregoing.

ARTICLE III

MISCELLANEOUS

Section 3.1           Governing Law; Dispute Resolution.  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of laws principles.

(b)           Any dispute, claim or controversy arising out of or relating to or in connection with this Agreement, including, without limitation, a dispute regarding the breach, termination, enforceability or validity hereof shall be settled exclusively and finally by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this clause and judgment on the award may be entered by any court having jurisdiction.  The appointing authority shall be the Hong Kong International Arbitration Centre (“HKIAC”).  The seat of arbitration shall be in Hong Kong at the HKIAC.  Any such arbitration shall be administered by the HKIAC in accordance with HKIAC Procedures for Arbitration in force as the date of this Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained.  There shall be three arbitrators. Mr. Li shall choose one arbitrator and the Company shall choose one arbitrator.  The Secretary General of the HKIAC shall choose the third arbitrator who shall be qualified to practice law in the State of New York, United States of America.  If any of the members of the arbitral tribunal have not been appointed within 30 days after the date that the notice of the submission of the dispute to arbitration has been given by the submitting party to each other party to the dispute, the relevant appointment shall be made by the Secretary General of the Centre.  The language to be used in the arbitral proceedings shall be English.  The award of the arbitrators shall be final and binding upon the parties, and shall not be subject to any appeal or review.

(c)           Notwithstanding the foregoing, any claim for preliminary injunction, temporary restraining order or other temporary equitable relief may be brought in any court of competent jurisdiction.  The institution and maintenance of an action or judicial proceeding for, or pursuit of, such relief shall not constitute a waiver of the right of any party, even if it is the plaintiff, to submit the dispute to arbitration if such party would otherwise have such right.  Each of the parties hereby consents to the service of process upon it in connection with any proceeding instituted under this Section 3.1(c) in the same manner as provided for the giving of notice hereunder.

Section 3.2           Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and in the English language, shall be effective upon receipt and shall be delivered personally or by an internationally recognized express courier or sent by facsimile as follows:

If to the Company:
ReneSola Ltd
No. 8 Baoqun Road
Yaozhuang Town, Jiashan County
Zhejiang Province 314117
People’s Republic of China
Telephone: (+86) 573-8477-3372
Facsimile: (+86) 573-8477-3383
Attention: Chief Financial Officer

If to Mr. Li:
c/o ReneSola Ltd
No. 8 Baoqun Road
Yaozhuang Town, Jiashan County
Zhejiang Province 314117
People’s Republic of China
Telephone: (+86) 573-8477-3372
Facsimile: (+86) 573-8477-3383
Attention: Mr. Xianshou Li

Either party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile transmission, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient.  Any notice, request, demand, claim or other communication hereunder sent via facsimile transmission shall be followed by delivery of the same by mail, or personally or by an internationally recognized express courier.  Any party may change the address to which notices, requests, demands, claims or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

Section 3.3           Term.  This Agreement is effective as of the date hereof.  The term of this Agreement shall be for three (3) years from the date hereof; provided that, if the Rights Agreement is terminated prior to the expiration of its term, this Agreement shall automatically terminate.

Section 3.4           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

[Signature Page Follows]

IN WITNESS HEREOF, the parties have executed this Agreement as of the date first written above.

RENESOLA LTD

By:	/s/ Martin Bloom
Name: Martin Bloom
Title: Chairman

/s/ Xianshou Li
Xianshou Li

[Signature Page to Standstill Agreement]